Putnam California Tax Exempt Income Fund, September 30, 2013,
Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		  60,934
Class B		     285
Class C		   1,834
Class M		     110

72DD2

Class Y		   2,505

73A1

Class A		  0.330884
Class B		  0.278659
Class C		  0.265757
Class M		  0.307719

73A2

Class Y		  0.348958

74U1

Class A		 171,406
Class B		   	930
Class C		   6,011
Class M		     335

74U2

Class Y		   6,973

74V1

Class A		  7.81
Class B		  7.80
Class C		  7.85
Class M		  7.79

74V2

Class Y		  7.83


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.